Exhibit 10.2

NPK INTERNATIONAL INC.
FORM OF PERFORMANCE SHARE UNIT AGREEMENT
1.Grant of Performance Share Units.
(a)Subject to the terms and conditions described in this agreement (the “Award Agreement”) and in the Second Amended and Restated Newpark Resources, Inc. 2015 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), NPK International Inc., a Delaware corporation (the “Company”), hereby grants to the below individual (the “Participant”), the target number of Performance Share Units set forth below (this “Award” or the “PSUs”) as of the date of grant set forth below (the “Date of Grant”). The PSUs constitute an award of Restricted Stock Units under the Plan. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

Participant Name	[●]	Date of Grant:	[●]
and Address:	[●]	Target Number of PSUs:	[●]
[●]

(b)The Company shall establish and maintain a PSU account for the Participant, and such account shall be credited with the target number of PSUs granted to the Participant. The PSU account shall be credited with any securities or other property (including cash dividend equivalents) declared and distributed with respect to one Share of Common Stock for each PSU outstanding hereunder (“Notional Dividends”). Any such securities or property shall be subject to the same vesting schedule as the PSUs to which they relate and references herein to a PSU shall mean and include all Notional Dividends with respect to such PSU.
2.Vesting and Forfeiture.
(a)Vesting due to Satisfaction of Performance Criteria. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, from 0% to 200% of the target number of PSUs (and associated Notional Dividends) shall vest on the PSU Vesting Date. The final number of PSUs that vest shall equal the target number of PSUs granted hereunder multiplied by the Final Vesting Percentage. Any portion of the PSU Award that does not vest in accordance with this Section 2 shall be forfeited.
(b)Vesting upon a Qualifying Termination in a Change in Control Period. Notwithstanding anything to the contrary provided in any written agreement with the Participant or under the terms of any severance plan or program in which the Participant is eligible for severance, involuntary termination or substantially similar benefits, including the Company’s Change in Control Plan (as may be amended from time to time, the “CIC Plan”), in the event of the Participant’s Qualifying Termination during the Change in Control Period (each as defined in the CIC Plan), this Award shall vest as of the Performance Vesting Date (with performance deemed achieved at the greater of (i) target (i.e., a Final Vesting Percentage of 100%), and (ii) the Final Vesting Percentage determined based on actual performance through the Performance Vesting Date).
(c)Vesting upon a Qualifying Termination outside of a Change in Control Period. If the Participant is a participant in the Newpark Resources, Inc. U.S. Executive Severance Plan (the “Severance Plan”) and the Participant experiences a Qualifying Termination (as defined in the Severance Plan) more than 12 months following the Date of Grant and otherwise outside of the Change in Control Period, then a pro-rata portion of this Award shall remain outstanding upon such Qualifying Termination and the number of PSUs that shall vest on the Performance Vesting Date shall equal such pro-rata portion of the target number of PSUs granted hereunder multiplied by the Final Vesting Percentage. Such pro-rata portion shall be calculated based on the number of days the Participant was employed during the Performance Period over the total number of days in the Performance Period.
(d)Vesting upon Qualifying Retirement. Notwithstanding anything to the contrary provided in a written agreement with the Participant or under the terms of any severance plan or program in which the Participant is eligible for severance, involuntary termination or substantially similar benefits, if a Participant’s employment is terminated by reason of a Qualifying Retirement prior to the settlement of this Award, this Award shall remain outstanding upon such termination and the number of PSUs that shall vest on the Performance Vesting Date shall equal the target number of PSUs granted hereunder multiplied by the Final Vesting Percentage. Notwithstanding the foregoing, if subsequent to a Qualifying Retirement, the Participant commences employment with, or otherwise provides services as a consultant or independent contractor to, a competitor of the Company (“Commencement of Competing Service”), all PSUs subject to this Award Agreement shall be immediately forfeited and the Participant shall be deemed not to have incurred a Qualifying Retirement with respect to such PSUs.
(e)Vesting Upon Death or Disability. Notwithstanding the foregoing, in the event of the Participant’s death or Disability (i) prior to the end of the Performance Period, this Award shall fully vest as of the Performance Vesting Date with performance deemed achieved at target (i.e., a Final Vesting Percentage of 100%) or (ii) after the end of the Performance Period but prior to the settlement of this Award, the number of PSUs that shall vest on the Performance Vesting Date shall equal the target number of PSUs granted hereunder multiplied by the Final Vesting Percentage.
3.Settlement of Award. Settlement of the vested PSUs, excluding any Notional Dividends, shall be made in Shares of Common Stock and such Shares shall be free of all restrictions hereunder, except for applicable federal securities laws restrictions. Notional Dividends credited to the PSU account with respect to PSUs that vest shall be settled in-kind, or, in the discretion of the Committee, paid in cash. All settlements and payments hereunder shall be made within thirty (30) days following the Performance Vesting Date. Pending the payment or delivery of amounts, Shares or other property hereunder, the Company’s obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company.

4.Forfeiture. Subject to Section 14 below, in the event of the termination of the Participant’s employment prior to the Performance Vesting Date by either the Company or by the Participant for any reason other than as set forth in Sections 2(b) through 2(e) above, the unvested portion of the PSUs held by the Participant at that time shall immediately be forfeited. Furthermore, in the case of any Commencement of Competing Service subsequent to a Qualifying Retirement, the Participant shall forfeit PSUs (and associated Notional Dividends) as provided in Section 2(d).
5.Restrictions on Transfer. Neither this Award, this Award Agreement nor the PSUs may be assigned, pledged, sold or otherwise transferred or encumbered by the Participant; provided, however, that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, sale, transfer or encumbrance. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the PSUs, regardless of by whom initiated or attempted, shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the PSUs is effected by operation of law, court order or otherwise, the affected PSUs shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement. In the case of the Participant’s death or Disability, the Participant’s vested rights under this Award Agreement may be exercised and enforced by the Participant’s guardian or legal representative. Notwithstanding anything in the foregoing to the contrary, the Company and any applicable Subsidiary shall be permitted to assign its rights and obligations under this Award Agreement.
6.Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock underlying the PSUs or the rights of such Common Stock; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.Changes in Capitalization. In the event that at any time after the Date of Grant the outstanding Shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of PSUs which have not vested under this Award Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted.

8.Certain Restrictions. By executing this Award Agreement, the Participant acknowledges that Participant will make or enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan. The Company may from time to time impose such conditions on the transfer of the Shares issuable upon vesting of the PSUs as it deems necessary or advisable to ensure that any transfers of such Shares will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to transfer such Shares until the Shares have been registered under the Securities Act of 1933, as amended.
9.Amendment and Termination. This Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of the Participant. No amendment or termination of the Plan will adversely affect the rights and privileges of the Participant under the Award Agreement or to the PSUs granted hereunder without the consent of the Participant.
10.No Guarantee of Employment. Neither this Award Agreement nor the award of PSUs evidenced hereby shall confer upon the Participant any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company would otherwise have to terminate such Participant’s employment at any time.
11.Taxes and Withholdings.
(a)Tax Consequences. The granting, vesting and/or settlement of all or any portion of the PSUs, including any Notional Dividends, may trigger tax liability. The Participant agrees that Participant shall be solely responsible for all tax liability arising from the PSUs, including the Notional Dividends. The Participant has been advised to seek independent legal advice to discuss any tax implications which may arise in connection with the PSUs, and has either obtained such advice or waived its right to obtain such advice.
(b)Withholding. The Participant shall be liable for any and all taxes, including withholding taxes, arising from the PSUs and/or any Notional Dividends. The Participant understands and acknowledges that the Company will not deliver the Shares or make any other payment hereunder until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, the Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that the Participant take any action required to effect any action described in this Section 11 and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, the Participant hereby agrees to promptly take any such action.

12.No Guarantee of Tax Consequences. The Company, Board of Directors and Compensation Committee make no commitment or guarantee to the Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to the Participant.
13.Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.
14.Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. The terms of the Plan, as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Award Agreement.
15.Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.
16.Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.
17.Clawback Policy. Notwithstanding any provisions in the Plan or this Award Agreement to the contrary, the PSUs granted under this Award Agreement shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation including, but not limited to, the Company’s Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s PSUs, any Shares of Common Stock issued in settlement thereof, and other amounts acquired under this Award Agreement to re-convey, transfer or otherwise return such PSUs, Shares, and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the terms of this Award Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.
18.Section 409A. It is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of the Participant’s separation from service (within the meaning of Section 409A), (i) the Participant is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to this Award Agreement but shall instead pay it without interest, on the first business day after such six-month period, or if earlier, upon the Participant’s death. The Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.
19.Data Authorization. Pursuant to applicable data protection laws, the Participant’s personal data will be collected and used as necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
As part of the Company’s administration of the Plan, the Company and its Subsidiaries may hold certain personal information about the Participant including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor. This information is held for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. The Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan. This includes any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares of Common Stock acquired pursuant to the Plan.
The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws. These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (v) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Participant’s Award will be null and void). The Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.

Appendix A
Definitions
(a)“Company RONCE Percentage” means the average full year RONCE for each calendar year ending December 31, 2026, December 31, 2027 and December 31, 2028.
(b)“Company TSR Percentile” means the percentile of the Company’s TSR relative to the TSRs of the other members of the Peer Group. Such will be determined by ranking the Company and the members of the Peer Group from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the members of the Peer Group will be determined as follows:
where:    “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the number of companies in the Peer Group plus the Company.
“R” represents the Company’s ranking among the members of the Peer Group.
(c)“Ending Share Price” means the average closing price of one share of common stock of the Company, the relevant member of the Peer Group, over the 30-calendar day period ending on the last day of the Performance Period.
(d)“Final Vesting Percentage” means the aggregate of (i) seventy percent (70%) multiplied by the TSR Vesting Percentage and (ii) thirty percent (30%) multiplied by the RONCE Vesting Percentage.
(e)“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.
(d)“Maximum RONCE Percentage” means 15.8%
(f)“Maximum TSR Percentile” means the ninetieth (90th) percentile.
(g)“Peer Group” means the Company and the following entities to the extent such entities or their successors are in existence and have publicly traded common stock as of the last day of the Performance Period, as such may be adjusted by the Compensation Committee to account for extraordinary events, such as mergers, acquisitions, divestitures, restructurings, or bankruptcies or other extraordinary items, affecting the Company or such other entities.
1.Ameresco, Inc.
2.Columbus McKinnon Corporation
3.Concrete Pumping Holdings, Inc.
4.Custom Truck One Source, Inc.
5.Energy Recovery, Inc.
6.Enerpac Tool Group Corp.
7.Global Industrial Company
8.Insteel Industries Inc.
9.Karat Packaging Inc.
10.Limbach Holdings, Inc.
11.Matrix Service Company
12.McGrath RentCorp
13.Myers Industries, Inc.
14.Standex International Corporation
15.Transcat, Inc.
16.WillScot Holdings Corporation
(h)“Performance Certification Date” means the date as of which the Compensation Committee makes its final written certifications of the TSR Vesting Percentage and the RONCE Vesting Percentage, and its determination of whether and the extent to which the applicable Performance Requirements have been met in accordance with Section 2 of the Award Agreement.
(i)“Performance Period” means the period beginning June 1, 2026 and ending on the earlier of May 31, 2029 and the applicable Performance Vesting Date.
(j)“Performance Requirement” means the condition(s) that must necessarily be attained for the vesting of the Award.
(k)“Performance Vesting Date” means:
i.in the event of the Participant’s Qualifying Termination during a Change in Control Period and before vesting of a PSU Award otherwise payable hereunder, the date of such Qualifying Termination;
ii.in the event of the Participant’s death or Disability before the last day of the Performance Period, the date of death or Disability; and
iii.in all other cases, the Performance Certification Date.
(l)“Qualifying Retirement” means a voluntary termination of employment after accruing 70 “points” based on the sum of (i) the Participant’s age and (ii) the Participant’s full years of continued service with the Company and its subsidiaries, subject to the following terms: (1) the Participant must have attained at least age 55, (2) “points” are the sum of the Participant’s age in whole years and full years of continued service as a full-time or part-time employee, (3) the Participant must provide the Compensation Committee written notice of his or her planned retirement date at least six (6) months in advance thereof, unless such notice is waived or reduced by the Compensation Committee, and (4) the Participant must execute and deliver to the Company a release of claims in a form satisfactory to the Company, not revoke such release, and such release must become binding and irrevocable no earlier than the date of termination and no later than the Performance Vesting Date. Continued service is defined as the most recent uninterrupted period of full-time or part-time service with the Company and its subsidiaries. Unless otherwise specified by the Compensation Committee, service with an entity acquired by the Company shall be considered for this purpose only following the effective date of the acquisition.
(m)“RONCE” or “Return on Net Capital Employed” is calculated as follows, as adjusted to exclude:

Full Year RONCE	=	Adjusted Operating Income * (1-Full Year Reported Tax Rate)
Adjusted Four Quarter Average Debt + Equity - Cash
(n)“RONCE Vesting Percentage” means:
i.if the Company RONCE Percentage is less than the Threshold RONCE Percentage, zero percent (0%);
ii.if the Company RONCE Percentage equals the Threshold RONCE Percentage, fifty percent (50%);
iii.if the Company RONCE Percentage equals the Target RONCE Percentage, one hundred percent (100)%; and
iv.if the Company RONCE Percentage is at least equal to the Maximum RONCE Percentage, two hundred percent (200%).
In the event the Company RONCE Percentage is between the Threshold RONCE Percentage and the Target RONCE Percentage or between the Target RONCE Percentage and the Maximum RONCE Percentage, the resulting RONCE Vesting Percentage shall be interpolated on a straight-line basis. In no event may the RONCE Vesting Percentage be more than two hundred percent (200%).
(o)“Starting Share Price” means the average closing price of one share of common stock of the Company, or of the relevant member of the Peer Group, as applicable, over the 30-calendar day period prior to and including the first day of the Performance Period.
(p)“Target RONCE Percentage” means 13.1%.
(q)“Target TSR Percentile” means the fiftieth (50th) percentile.
(r)“Threshold RONCE Percentage” means 10.9%.
(s)“Threshold TSR Percentile” means the twenty-fifth (25th) percentile.
(t)“TSR” or “Total Shareholder Return” means, for the Company and for each member of the Peer Group: (i) the Ending Share Price, minus the Starting Share Price, plus the cumulative amount of dividends on one share of the relevant company’s common stock for the Performance Period through the end of the Performance Period, as applicable, divided by (ii) the Starting Share Price.
(u)“TSR Vesting Percentage” means:
i.if the Company TSR Percentile is less than the Threshold TSR Percentile, zero percent (0%);
ii.if the Company TSR Percentile is at least equal to the Threshold TSR Percentile, but less than the Target TSR Percentile, the sum of (A) fifty percent (50%) and (B) the percentage derived by multiplying the excess, if any, of the Company TSR Percentile over the Threshold TSR Percentile by 2;
iii.if the Company TSR Percentile is at least equal to the Target TSR Percentile, but less than the Maximum TSR Percentile, the sum of (A) one hundred percent (100%) and (B) the percentage derived by multiplying the excess, if any, of the Company TSR Percentile over the Target TSR Percentile by 2.5; provided, however, that if the Total Shareholder Return of the Company over the Performance Period is negative, the TSR Vesting Percentage will equal one hundred percent (100%).
iv.if the Company TSR Percentile is at least equal to the Maximum TSR Percentile, two hundred percent (200%); provided, however, that if the Total Shareholder Return of the Company over the Performance Period is negative, the TSR Vesting Percentage will equal one hundred percent (100%).
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